Exhibit 10.1
Termination of Litigation
     This Termination of Litigation agreement (this “Agreement”), dated as of January 2, 2008 (the “Effective Date”), is made by and among King Pharmaceuticals, Inc. (“King Pharma”), a Tennessee corporation having its principal place of business at 501 Fifth Street, Bristol, Tennessee 37620, King Pharmaceuticals Research and Development, Inc. (“King R&D”), a Delaware corporation having its principal place of business at 4000 CentreGreen Way, Suite 300, Cary, North Carolina and CorePharma LLC, a New Jersey limited liability company having its principal place of business at 215 Wood Avenue, Middlesex, New Jersey 08846 (“Core”).
     WHEREAS King Pharma, King R&D and Core are parties to a patent infringement lawsuit captioned “Elan Pharmaceuticals, King Pharmaceuticals, Inc. and Jones Pharma Inc. v. CorePharma LLC” Case No. 03-CV-2996, pending in the United States District Court for the Eastern District of New York before Judge David G. Trager (the “Lawsuit”);
     WHEREAS, on July 24, 2002, Core filed with the FDA an Abbreviated New Drug Application (“Core ANDA ,” as further defined below) with a statement pursuant to 21 USC § 355(j)(2)(A)(viii) (“Section viii Statement ,” as further defined below) for approval of a generic 400 mg metaxalone product with a “carved-out” label and package insert from which certain information relating to the bioavailability of metaxalone had been removed (“Section viii Product ,” as further defined below);
     WHEREAS, on January 24, 2003, Core changed its Section viii Statement to a certification under 21 USC § 355(j)(2)(A)(vii)(IV) (“Paragraph IV Certification”) and asserted that the generic 400 mg metaxalone product for which it was seeking approval, with a label and package insert identical to that approved under King’s NDA No. 13-217 for Skelaxin®, (“Paragraph IV Product”) did not infringe King’s Orange Book Listed patents and that such patents were invalid and/or unenforceable;
     WHEREAS, on March 7, 2003, in response to Core’s Paragraph IV Certification the Lawsuit was initiated with respect to Core’s Paragraph IV Product, asserting that such product infringes United States Patent Nos. 6,407,128 ( the “‘128 Patent” as further defined below) and 6,683,102 ( the “‘102 Patent” as further defined below);
     WHEREAS, on September 5, 2003, Core asserted affirmative defenses and counterclaims in the Lawsuit alleging inter alia that the ‘102 Patent and the ‘128 Patent are not infringed and are invalid and/or unenforceable;
     WHEREAS, on March 4, 2004, after the FDA issued a “Dear Applicant” letter indicating its intention to approve a generic metaxalone product with a statement under 21 USC § 355(j)(2)(A)(viii) and a “carved-out” label and package insert analogous to Core’s Section viii Product, Core requested the FDA to amend its Paragraph IV Certification for its 400 mg metaxalone product to a Section viii Statement and again submitted a Section viii Statement;
     WHEREAS King believes that the Core Section viii Product is both less safe and less efficacious than Skelaxin®, as documented in the Citizen Petition filed by King, as well as similar filings made to the FDA by third parties; and

     WHEREAS the parties seek to settle the Lawsuit and certain ancillary matters relating to Core’s Section viii Product and Paragraph IV Product, and King’s patents, including without limitation withdrawing Core’s Section viii Statements, on the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties covenant and agree as follows.
AGREEMENT
1. DEFINITIONS
     “‘102 Patent” means United States Patent Number 6,683,102.
     “‘128 Patent” means United States Patent Number 6,407,128.
     “Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.
     “Affiliate” means any corporation, firm, partnership, or other entity that directly or indirectly controls or is controlled by or is under common control with a Party. For purposes of this definition, “control” means ownership, directly or through one or more Affiliates, of (a) fifty percent (50%) or more of the shares or voting rights in case of a corporation or limited company, (b) fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, (c) fifty percent (50%) or more of the equity or controlling interests in the case of any other type of legal entity (including, without limitation, joint ventures) or status as a general partner in any partnership, or (d) any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of an entity.
     “Applicable Law” means applicable United States (federal or state) and foreign laws, rules, regulations, guidelines and standards, including, but not limited to, those of the FDA and comparable foreign regulatory authorities, including without limitation the Act and the Medicare Reform Act.
     “Asserted Patents” means, collectively, the ‘102 Patent and the ‘128 Patent.
     “At Risk Launch” means the marketing, distribution or sale by any Third Party of a generic version of the Branded Product that is not authorized or licensed by King and that follows (a) a District Court or other non-final, appealable trial court determination that the Asserted Patents are invalid, unenforceable or not infringed or (b) the expiration of the 30 month stay pursuant to 21 USC § 355(j) precluding the FDA from granting to such Third Party final marketing approval for a generic version of the Branded Product.
     “Branded Product” means the pharmaceutical product containing the active ingredient metaxalone as marketed, or previously marketed, by King under the name Skelaxin® and as approved by the FDA under New Drug Application Number 13-217 or any supplements or amendments thereto.

     “Core 400 mg Product” means a pharmaceutical product that (a) contains the active ingredient metaxalone, in a 400 mg dosage strength and (b) bears labeling not materially different from the labeling of the Branded Product as it exists on the Effective Date hereof, as such pharmaceutical product may be approved by the FDA under a Core ANDA, including without limitation a Paragraph IV Product.
     “Core 400 mg Product Launch Date” means the earlier of (a) January 1, 2012 and (b) six (6) months after the date of the first sale in the Territory of the first 400 mg generic version of the Branded Product by a Third Party that is not an At Risk Launch, which sale is verified by King in writing.
     “Core ANDA” means the Abbreviated New Drug Application Number [40-722], filed by Core with the FDA on December 27, 2005 and/or the Abbreviated New Drug Application Number [40-486], filed by Core with the FDA on April 24, 2002.
     “FDA” means the United States Food and Drug Administration or any successor organization and all agencies under their direct control.
     “FTC” means the Federal Trade Commission or any successor organization and all agencies under their direct control.
     “King” means and includes King Pharmaceuticals, Inc. (“King Pharma”) and King Pharmaceuticals Research and Development, Inc. (“King R&D”), the latter formerly known as Jones Pharma, Inc.
     “King Patent Rights” means and includes the Asserted Patents together with all present and future patents and patent applications which claim priority to such patents; and all issuances, registrations, divisions, continuations, continuations-in-part, renewals, reexamination certificates, reissues, continued prosecution applications, extensions, substitutions, nationalizations of such patents; and any and all other patents and patent applications that are (a) solely owned by King during the term of this Agreement or (b) otherwise licensed-in by King during the term of this Agreement with respect to which King has a right to grant a sublicense to Core on the terms and conditions of this Agreement, in each case only to the extent that such patents and patent applications would otherwise be infringed by the manufacture, use, offer for sale, sale or importation of the Core 400 mg Product.
     “Medicare Reform Act” means the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, Pub. L. No. 108-173, Title XI, Subtitle B, 117 Stat. 2066, 2461-64 (2003).
     “Party” or “Parties” means King and Core.
     “Section viii Statement” means any statement filed at any time by Core, its Affiliate or any Third Party under 21 USC § 355(j)(2)(A)(viii) in conjunction with its ANDA seeking marketing approval from the FDA with respect to a label for a generic metaxalone product, in any dosage strength, from which information described or claimed in the Asserted Patents or the King Patent

Rights, including without limitation information relating to the bioavailability of metaxalone, has been carved out.
     “Section viii Product” means any generic metaxalone product, in any dosage strength, for which Core, its Affiliate or any Third Party has filed or files a Section viii Statement.
     “Term” has the meaning set forth in Section 7.1.
     “Territory” means the United States.
     “Third Party” means any person other than a Party or an Affiliate of a Party.
2. DISMISSAL TERMS
     2.1 Dismissal. Within five (5) business days of the execution hereof by all Parties hereto, the Parties will jointly file a stipulation of dismissal in the form attached hereto as Exhibit A with the United States District Court for the Eastern District of New York, dismissing all of King’s claims and all of Core’s counterclaims in the Lawsuit without prejudice.
     2.2 Release by King. Effective beginning upon the date on which Core is permitted to file a certification pursuant to 21 USC § 355(j)(2)(A)(vii)(IV) in connection with the Core 400 mg Product, pursuant to Section 2.5 hereof, King on behalf of itself, its attorneys, administrators, successors, heirs and assigns, hereby releases and forever discharges Core, its current and former directors, officers, principals, employees, attorneys, agents, shareholders, predecessors, successors, assigns, parent companies, subsidiaries, divisions and Affiliates, from all claims, demands, assessments, agreements, actions, suits, causes of action, damages, injunctions, restraints and liabilities, of whatever kind or nature, in law, equity or otherwise, whether now known or unknown or which have ever existed or that may now exist, which King has, has had or may have against any one or more of them arising out of, or related to: (a) the Lawsuit and (b) any alleged infringement of the King Patent Rights by virtue of the manufacture, use, offer for sale, sale or importation of the Core 400 mg Product in accordance with the terms and conditions of this Agreement, provided, however, that nothing herein shall constitute a release of any obligations of Core under this Agreement or a release of claims under the King Patent Rights unrelated to the Core 400 mg Product.
     2.3 Release by Core. Effective beginning upon the date on which Core is permitted to file a certification pursuant to 21 USC § 355(j)(2)(A)(vii)(IV) in connection with the Core 400 mg Product, pursuant to Section 2.5 hereof, Core on behalf of itself, its attorneys, administrators, successors, heirs and assigns, hereby releases and forever discharges King, its current and former directors, officers, principals, employees, attorneys, agents, shareholders, predecessors, successors, assigns, parent companies, subsidiaries, divisions and Affiliates, from all claims, demands, assessments, agreements, actions, suits, causes of action, damages, injunctions, restraints and liabilities, of whatever kind or nature, in law, equity or otherwise, whether now known or unknown or which have ever existed or that may now exist, which Core has, has had or may have against any one or more of them arising out of, or related to: (a) the Lawsuit and (b) any alleged affirmative defense or counterclaim against the King Patent Rights related to the

Core 400 mg Product, provided, however, that nothing herein shall constitute a release of any obligations of King under this Agreement or a release of claims or defenses against King Patent Rights unrelated to the Core 400 mg Product.
     2.4 FTC Filings. Within ten (10) days of the execution hereof by all Parties hereto, this Agreement shall be filed by each Party with the FTC and with federal and state governmental or regulatory authorities to the extent required by Applicable Law.
     2.5 Withdrawal of Section viii Statements. Within seven (7) business days of the execution hereof by all Parties hereto, Core shall withdraw the Section viii Statement filed with the Core ANDA in connection with the Core 400 mg Product and shall, as soon as reasonably practicable, file a certification pursuant to 21 USC § 355(j)(2)(A)(vii)(III) in connection with the Core 400 mg Product. Core agrees that it shall not, during the Term of this Agreement, file any Section viii Statement in connection with the Core ANDA or the Core 400 mg Product. With respect to the Core 400 mg Product, Core shall have the right to file a certification pursuant to 21 USC § 355(j)(2)(A)(vii)(IV) upon the earlier of (a) July 1, 2011 or (b) the date of the first sale in the Territory of the first 400 mg generic version of the Branded Product by a Third Party that is not an At Risk Launch.
3. CORE 400 mg PRODUCT
     3.1 License. Effective beginning upon the Core 400 mg Product Launch Date and continuing through the Term, King hereby grants to Core a non-exclusive, personal, non-transferable and, except as set forth in Section 8.6 hereof, non-assignable license under the King Patent Rights to make, use, offer for sale, sell and import the Core 400 mg Product in the Territory, expressly excluding any Section viii Products.
     3.2 Marking. Core shall place in a conspicuous location on the packaging of the Core 400 mg Product a patent notice and shall indicate “Licensed — United States Patent Nos. 6,407,128 and 6,683,102.” King shall provide Core written notice of additional patent numbers of any valid, enforceable and unexpired patents within the King Patent Rights covering the Core 400 mg Product when issued.
     3.3 Sublicensing. Core may not grant any sublicenses under the King Patent Rights or allow any Third Party to practice same or to manufacture, use, offer for sale, sell or import the Core 400 mg Product without obtaining the prior written approval of King.
4. REPRESENTATIONS AND WARRANTIES
     4.1 Representations and Warranties of King
     (a) Corporate Power. King Pharma is organized and validly existing under the laws of the State of Tennessee, King R&D is organized and validly existing under the laws of the State of Delaware, and each has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

     (b) Due Authorization. King is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.
     (c) Binding Agreement. This Agreement is a legal and valid obligation binding upon King and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by King does not conflict with any agreement, instrument or understanding, oral or written, to which King is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
4.2 Representations and Warranties of Core.
     (a) Corporate Power. Core is organized and validly existing under the laws of New Jersey and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.
     (b) Due Authorization. Core is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.
     (c) Binding Agreement. This Agreement is a legal and valid obligation binding upon Core and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Core does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
     (d) Absence of Fraud. Core has not committed fraud in relation to the filing of either of the Core ANDAs or used unfair methods of competition in connection with any such filings, including without limitation in connection with any data supplied by Core to the FDA. The Parties acknowledge and agree that a breach of this representation is not subject to cure and King shall have an immediate right to terminate this Agreement in the event that (i) the FDA or any other regulatory authority (x) files an enforcement action in U.S. District Court, (y) files an administrative complaint in an enforcement action before any regulatory authority including without limitation any request to withdraw or suspend any Core ANDA, or (z) issues a letter imposing the FDA’s Application Integrity Policy or any provision of the Act relating to fraud, bribery or deceit that alleges that Core has committed such fraud or unfair method of competition or (ii) a court of competent jurisdiction in an action brought by any person alleging that Core has committed such fraud or unfair method of competition shall have issued an order, decree or ruling granting judgment against Core or denying any motion to dismiss by Core or other finding that Core has committed such fraud or unfair method of competition. The Parties agree that the filing by Core of a certification under 21 USC § 355(j)(2)(A)(vii)(III), pursuant to and in accordance with Section 2.5 hereof, shall not, in and of itself, constitute a breach of any representation or warranty delivered by Core hereunder or by Core to King pursuant to any agreement between the Parties in effect on the Effective Date hereof.

5. INDEMNIFICATION
     5.1 Indemnification by King. King agrees to indemnify, defend and hold Core harmless from and against all liability, demands, damages, expenses and losses, of any kind or nature whatsoever, arising from (a) the material inaccuracy or breach of any representation or warranty of King contained in this Agreement or (b) the breach of any covenant or other agreement of King in this Agreement, except, in each case, to the extent liability is based on a breach of contract, negligent act or omission, or intentional misconduct by Core or its Affiliates.
     5.2 Indemnification by Core. Core agrees to indemnify, defend and hold King harmless from and against all liability, demands, damages, expenses and losses, of any kind or nature whatsoever, arising from (a) the material inaccuracy or breach of any representation or warranty of Core contained in this Agreement; (b) the breach of any covenant or other agreement of Core in this Agreement, except, in each case, to the extent liability is based on a breach of contract, negligent act or omission, or intentional misconduct by King or its Affiliates.
6. DISCLAIMER; LIMITATIONS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PRECEDING REPRESENTATIONS AND WARRANTIES ARE THE PARTIES’ ONLY REPRESENTATIONS AND WARRANTIES CONCERNING THE LAWSUIT AND ARE MADE EXPRESSLY IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED.
7. TERM AND TERMINATION
     7.1 Term. Unless earlier terminated as set forth in Section 7.2, this Agreement will continue in effect until the expiration of the last to expire of the Asserted Patents (the “Term”).
     7.2 Termination. This Agreement may only be terminated as follows:
          (a) upon mutual written agreement of King and Core; or
          (b) by King or Core upon three (3) months’ prior written notice if the other is in material breach of this Agreement and fails to cure that breach within such three (3) month period; or
          (c) by King or Core, at its sole and exclusive option, in the event that (i) any injunction or other order shall have been entered or enforced by any court or governmental or regulatory authority of competent jurisdiction making illegal, or otherwise prohibiting, the consummation of any matter or transaction contemplated by this Agreement, (ii) any injunction or enforcement action shall be pending or threatened by or before any governmental or regulatory authority against any Party to this Agreement seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement or (iii) a decision that all claims of the Asserted Patents are invalid or unenforceable is entered by a court of competent jurisdiction from which decision no appeal (other than a petition for certiorari) has been or can be taken in an infringement case or declaratory judgment action.
     7.3 Survival. The terms of Articles 1, 2, 4, 5, 6 and 8, and this Section 7.3, will survive any expiration or termination of this Agreement provided, however, that Sections 2.2 and

2.3 of this Agreement shall survive the termination of this Agreement only if terminated pursuant to Section 7.2(a), if terminated pursuant to Section 7.2(b) by Core for King’s material breach, or if terminated pursuant to Section 7.2(c)(iii), and such sections shall not survive any other termination of this Agreement.
8. MISCELLANEOUS
     8.1 Public Announcements. No Party nor any Affiliate of any Party will make any publicity releases, interviews, or other dissemination of information concerning this Agreement or its terms, or any Party’s or its Affiliates’ performance hereunder, to communication media, financial analysts, or others without the approval of the other Parties, which approval will not unreasonably be withheld. Any Party may, upon notice to the other Parties and after providing the other Parties with the opportunity to comment, to the extent practicable, make any disclosure in filings with regulatory agencies as required by law or applicable court order.
     8.2 Force Majeure. No Party nor any Affiliate of any Party will be liable for any default or delay in such Party’s or its Affiliate’s performance if such default or delay is caused by an event beyond the reasonable control of such Party or its Affiliate, including, but not limited to: act of God; war or insurrection; civil commotion; destruction of essential facilities or materials by earthquake, fire, flood or storm; labor disturbance; epidemic; or other similar event; provided, however, that the Party or Affiliate so affected will give prompt notice of such event to the other Parties to this Agreement, and will use its commercially reasonable efforts to avoid, remove or alleviate such causes of nonperformance and will continue performance hereunder with the utmost dispatch whenever such causes are removed.
     8.3 Entire Agreement. This Agreement and stipulation of dismissal in the form attached hereto as Exhibit A (which is herein incorporated by reference), constitute the entire agreement between the Parties and the Affiliates of each pertaining to the subject matter hereof, and this Agreement supersedes any other agreements, understandings, promises and representations, whether written or oral, between the Parties and such Affiliates relating to the same subject matter save for where otherwise expressed in this Agreement. No agent of any Party or any of its Affiliates is authorized to make any representation, promise, or warranty not contained in this Agreement.
     8.4 Amendment and Waiver. This Agreement may only be amended by the Parties in writing, making specific reference to this Agreement; provided that the same is signed by all Parties. No course of dealing between the Parties and any of their Affiliates or failure by any Party or any Affiliate thereof to exercise any right or remedy hereunder will constitute an amendment to this Agreement or a waiver of any other right or remedy or the later exercise of any right or remedy.
     8.5 Governing Law. This Agreement will be construed in accordance with the laws of the State of New York, without regard to any choice of law provisions.
     8.6 Assignment. No Party may assign any right or obligation hereunder without the written consent of the other Parties, such consent not to be unreasonably withheld; provided that each Party may assign this Agreement and the rights, obligations, and interests of such Party, in whole or in part, to any of its Affiliates (for so long as they remain Affiliates) or to any Third Party that succeeds to all or substantially all of a Party’s business or assets relating to this Agreement, whether by sale, merger, operation of law, or otherwise, or to one or more financial institutions providing financing to such Party, pursuant to the terms of the relevant security agreement, and, upon the occurrence of any such succession, will make such assignment; further provided that such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of this provision will be void and of no effect.
     8.7 Nature of Agreement. In operating under the Agreement, each Party will act independently and this Agreement will not be construed as creating any partnership, joint venture or incorporated business entity. Neither Party will have any authority to incur any liability or obligation whatsoever on behalf of the other.
     8.8 Notice. Any notice, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party under this Agreement will be in writing, will specifically refer to this Agreement, and will be effective on receipt, as evidenced in writing, when given by registered airmail or certified mail, postage prepaid, or overnight courier, and addressed, unless otherwise specified in writing, to the addresses of the Parties described below, and effective upon sending if sent by facsimile confirmed by a written transmission report:

If to King

501 Fifth Street
Bristol, TN 37620
Fax:
Attention: General Counsel

copy to:

King Pharmaceuticals, Inc.
400 Crossing Boulevard
Bridgewater, New Jersey 08807
Fax:
Attention: General Counsel

and copy to:

Jones Day
222 East 41st Street
New York, NY 10017
Fax:
Attention: F. Dominic Cerrito, Esq.

If to Core:
CorePharma LLC
215 Wood Avenue
Middlesex, New Jersey 08846
Attention:

copy to:

Bell, Boyd & Lloyd LLP
70 West Madison Street, Suite 3100
Chicago, Illinois 60602
Attention: Steven E. Ducommun
Telephone:
Facsimile:
     8.9 Severability. In the event any portion of this Agreement will be held illegal, void or ineffective, the remaining portions hereof will remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions will be deemed inoperative to the extent that they may conflict therewith and will be deemed to be modified to conform with such statute or rule of law, and the remaining portions hereof will remain in full force and effect. In the event that the terms and conditions of this Agreement are materially altered as a result of this Section 8.9, the Parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.
     8.10 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which will constitute together the same instrument.
     8.11 No Party is the Drafter. This Agreement shall be deemed to have been mutually prepared by the Parties hereto and shall not be construed against any of them solely by reason of authorship.

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Termination of Litigation as of the date first above written.

KING PHARMACEUTICALS, INC.
By:	/s/ Brian Markison
Signature

Brian Markison
Print Name

President and CEO
Title

KING PHARMACEUTICALS RESEARCH AND DEVELOPMENT, INC.
By:	/s/ Brian Markison
Signature

Brian Markison
Print Name

President and CEO
Title

CorePharma LLC
By:	/s/ Gregory P. Young
Signature

Gregory P. Young
Print Name

CEO
Title

IN THE UNITED STATES DISTRICT COURT
FOR THE NORTHERN DISTRICT OF NEW YORK
EASTERN DIVISION

ELAN PHARMACEUTICALS, INC., et al.	) )
Plaintiff/Counterclaim	)
Defendants,	)	03-CV-2996
v.	)
	)	(DGT/RLM)
)
COREPHARMA, LLC,	)
)
Defendant/Counterclaim	)
Plaintiff.	)
STIPULATION OF DISMISSAL WITHOUT PREJUDICE
     Pursuant to Rule 41(a)(1)(ii), Fed. R. Civ. P., IT IS HEREBY STIPULATED AND AGREED, by and between the parties, through their undersigned counsel of record, that this action be and hereby is voluntarily dismissed in its entirety without prejudice, including all claims and counterclaims by and against all parties arising out of the pleadings in this action. Each party shall bear its own attorneys’ fees and costs.

Dated this 2nd day of January, 2008.
Respectfully submitted,

One of the Attorneys for	One of the Attorneys for
Plaintiff Elan Pharmaceuticals, Inc.	King Pharmaceuticals, Inc.,
Jones Pharma Inc., and
James B. Monroe	King Pharmaceuticals Research and Development
Paul W. Browning
FINNEGAN, HENDERSON, FARABOW,	F. Dominic Cerrito (FC 4216)
GARRETT & DUNNER, L.L.P.	John J. Normile (JN 0805)
901 New York Avenue, N.W.	JONES DAY
Washington, D.C. 20001-4413	222 East 41st Street
New York, New York 10017

One of the Attorneys for
Plaintiff Corepharma, LLC

Patricia J. Thompson (PT 9509)
Douglass C. Hochstetler (DH 0955)
SCHIFF HARDIN LLP
6600 Sears Tower
Chicago, Illinois 60606

Beth D. Jacob (BJ 6415)
SCHIFF HARDIN LLP
900 Third Avenue
New York, New York 10022

3

IN THE UNITED STATES DISTRICT COURT
FOR THE NORTHERN DISTRICT OF NEW YORK
EASTERN DIVISION

ELAN PHARMACEUTICALS, INC., et al.	) )
Plaintiff/Counterclaim	)
Defendants,	)	03-CV-2996
v.	)
	)	(DGT/RLM)
)
COREPHARMA, LLC,	)
)
Defendant/Counterclaim	)
Plaintiff.	)
ORDER FOR DISMISSAL
     In view of the stipulation of the parties, and for good cause,
     IT IS HEREBY ORDERED, that the above-identified action is dismissed without prejudice, pursuant to Federal Rule of Civil Procedure 41(a)(1)(ii), with each party to bear its own attorneys’ fees and costs.

Dated:

Hon. David G. Trager
U.S. District Court Judge

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